Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Citizens Communications Company (“Citizens”) and Commonwealth Telephone Enterprises, Inc. (“Commonwealth”), and has been prepared to reflect Citizens’ acquisition of Commonwealth on March 8, 2007 (the “Merger”) based on the purchase method of accounting, with Citizens treated as the acquirer. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact. The unaudited pro forma condensed combined balance sheet information has been prepared as of December 31, 2006 and gives effect to the Merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of operations information has been prepared for the year ended December 31, 2006 and gives effect to the Merger as if it had occurred on January 1, 2006.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Citizens after completion of the Merger.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, Citizens’ cost to acquire Commonwealth will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION
AS OF DECEMBER 31, 2006
(dollars in thousands)

	Citizens	Commonwealth	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and cash equivalents	$1,041,106	$126,932	$(806,685)	4(b	)	$361,353
Accounts receivable, net	187,737	40,839	—			228,576
Other current assets	44,150	19,370	—			63,520

Total current assets	1,272,993	187,141	(806,685)			653,449
Property, plant and equipment, net	2,983,504	372,597	9,902	4(a	)	3,366,003
Goodwill, net	1,917,751	—	563,204	4(a	)	2,480,955
Other intangibles, net	432,353	—	500,000	4(a	)	932,353
Investments	16,474	4,716	—			21,190
Other assets	168,130	9,142	—			177,272
Total assets	$6,791,205	$573,596	$266,421			$7,631,222

Liabilities and Shareholders’ Equity
Long-term debt due within one year	$39,271	$35,000	$(35,000)	4(b	)	$39,271
Accounts payable and other current liabilities	386,372	66,789	—			453,161

Total current liabilities	425,643	101,789	(35,000)			492,432
Deferred income taxes	514,130	69,314	189,000	4(a	)	772,444
Other liabilities	332,645	32,537	—			365,182
Long-term debt	4,460,755	300,000	(100,000)	4(b	)	4,660,755

Total liabilities	5,733,173	503,640	54,000			6,290,813
Shareholders’ equity	1,058,032	69,956	—			1,340,409
			282,377	4(a	)
			(69,956)	4(a	)

Total liabilities and shareholders’ equity	$6,791,205	$573,596	$266,421			$7,631,222

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2006
(dollars in thousands, except per share amounts)

	Citizens	Commonwealth	Pro Forma Adjustments			Pro Forma Combined
Revenue	$2,025,367	$330,615	$—			$2,355,982
Cost and expenses (exclusive of depreciation and amortization)	904,390	173,744	(10,621)	4(c	)	1,067,513
Depreciation and amortization	476,487	43,374	100,580	4(d	)	620,441

Total operating expenses	1,380,877	217,118	89,959			1,687,954

Operating income	644,490	113,497	(89,959)			668,028
Investment and other income, net (note 6)	82,443	33,822	—			116,265
Interest expense	336,446	13,894	41,204	4(e	)	391,544
Income tax expense	136,479	49,285	(48,530)	4(f	)	137,234

Income from continuing operations	$254,008	$84,140	$(82,633)			$255,515

Basic income per common share	$0.79					$0.74

Weighted average shares outstanding (note 5)	322,641					343,343
Diluted income per common share	$0.78					$0.74

Weighted average shares outstanding (note 5)	324,545					345,247

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

On September 17, 2006, Commonwealth, Citizens and CF Merger Corp., a wholly owned subsidiary of Citizens, entered into a merger agreement pursuant to which, on March 8, 2007, CF Merger Corp. merged with and into Commonwealth, with Commonwealth surviving the Merger as a wholly owned subsidiary of Citizens. At the effective time of the Merger, each outstanding share of Commonwealth common stock (other than shares owned by Commonwealth, Citizens and CF Merger Corp.) was converted into the right to receive $31.31 in cash and 0.768 shares of Citizens common stock.

Citizens is accounting for the Merger as a purchase under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Commonwealth are recorded as of the acquisition date, at their respective fair values, and consolidated with those of Citizens. The reported consolidated financial condition and results of operations of Citizens after completion of the Merger will reflect these fair values.

2. Purchase Price

The following schedule provides a summary of the purchase price paid by Citizens in the acquisition of Commonwealth:

Cash paid at closing	$788,907
Value of Citizens common stock issued(a)	247,940
Estimated closing costs:
Conversion of the remaining Commonwealth convertible notes(b)	207,115
To pay down the Commonwealth credit facility	35,000
Estimated fees and expenses (unpaid at closing date)	10,100

Total Purchase Price	$1,289,062

___________
(a)
Determined based on Commonwealth common stock outstanding at the time of the Merger multiplied by 0.768. Citizens expects to issue approximately 18,177,430 shares valued at $13.64 per share in accordance with U.S. generally accepted accounting principles, which represents the approximate average price per share of our common stock over the period from September 13, 2006 to September 20, 2006.

(b)
Prior to the closing date of the Merger, March 8, 2007, Commonwealth had outstanding $300 million aggregate principal amount of Commonwealth convertible notes. As a result of the Merger, holders of the Commonwealth convertible notes are entitled to exercise their conversion rights. In addition, we are obligated to offer to repurchase their notes at a cash repurchase price equal to 100% of principal amount plus accrued and unpaid interest. Prior to March 8, 2007, approximately $108 million aggregate principal amount of Commonwealth convertible notes was converted to Commonwealth common stock, which shares were converted into the merger consideration at the closing of the Merger. We have assumed that the remaining $192 million of Commonwealth convertible notes will be converted at an estimated aggregate cost (inclusive of the premium resulting from such conversion) of approximately $207 million, which will be settled in cash and Citizens common stock. We expect to issue approximately 2,524,720 shares of Citizens common stock in respect of the conversion of such remaining notes, at a value of $34.4 million based on a share price of $13.64 as noted in (a) above. As of March 30, 2007, holders of $150 million of the remaining $192 million of Commonwealth convertible notes had given notice to exercise their conversion rights.

3. Citizens Discontinued Operations and Partnerships

In 2006, we sold our competitive local exchange carrier (CLEC), Electric Lightwave, LLC, or ELI, (including its associated real estate) for $255 million in cash. On March 15, 2005, we sold our conferencing business, CCUSA, for $43.6 million in cash. In accordance with the Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations of ELI and CCUSA have been classified as discontinued operations and all prior periods have been recast to give effect thereto.

Effective January 1, 2006, Citizens has applied the provisions of EITF No. 04-05, “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” to consolidate the financial condition and results of operations of Mohave Cellular Limited Partnership, in which Citizens has a 33% ownership interest and is the managing partner. As permitted, Citizens elected to apply EITF No. 04-05 retrospectively from the date of adoption, and all applicable periods have been recast to give effect thereto.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:

(a)	The estimated purchase price has been allocated to the net tangible and intangible assets and liabilities acquired on a preliminary basis as follows (in thousands):

Estimated purchase price:		$1,289,062
Current assets	$187,141
Property, plant and equipment	382,499
Goodwill	374,204
Other intangibles, net	500,000
Investments	4,716
Other assets	9,142
Accounts payable and other current liabilities	66,789
Deferred income taxes	69,314
Other liabilities	32,537
Shareholders’ equity	0	$1,289,062

Goodwill has been further adjusted by $189 million to reflect the establishment of deferred taxes for the non-deductible step-up in the value of Property, plant and equipment and Other intangibles, net at a rate of 37% (resulting in a $189 million adjustment to Deferred income taxes).

The allocation of the purchase price to assets and liabilities is preliminary. The final allocation of the purchase price will be based on the fair values of the assets acquired and liabilities assumed as determined by third-party valuation. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

(b)
In connection with the Merger, Citizens obtained a commitment letter for a $990 million senior unsecured bridge loan to finance in part the cash portion of the merger consideration and related transactions. On March 8, 2007, we borrowed $200 million under this facility and terminated the remaining commitment. In December, 2006, as noted in our 2006 Form 10-K filed with the Securities and Exchange Commission, we arranged for financing in connection with the Merger consisting of $400 million principal amount of 7.875% Senior Notes due 2027. We also borrowed $150 million under a term loan from CoBank, ACB, which will be used to refinance Commonwealth indebtedness.

The pro forma adjustment for long-term debt reflects the assumed conversion of the $300 million of Commonwealth convertible notes, offset in part by the incurrence of the $200 million under the bridge loan.

The pro forma adjustment to cash reflects the cash paid at closing of $788.9 million, the cash portion of the settlement of Commonwealth’s convertible notes for $172.7 million, the repayment of Commonwealth’s revolving credit facility for $35 million, and the payment of estimated closing fees and expenses of $10.1 million, offset in part by the additional borrowing in connection with the Merger of $200 million.

(c)	Represents the non-cash stock expense of Commonwealth.

(d)
Reflects increased depreciation and amortization expense resulting from adjusting the historical carrying values of the acquired assets to their fair market values based on the results of a preliminary appraisal. Depreciation and amortization expense was determined based on Citizens’ current rates for depreciation and amortization, including Citizens’ 2006 composite depreciation rate of 5.86%. Amortization for the Other intangibles, net was based on an expected five-year life.

The actual depreciation and amortization expense will be based on the results of the third-party valuation of the acquired assets and the related estimated lives. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(e)
Pro forma interest expense reflects an estimated $14.5 million of additional interest expense to reflect a full year of interest on the $200 million borrowing incurred by Citizens in connection with the Merger, based on an interest rate of 7.25%. Interest expense was reduced by $13.9 million to eliminate all of the interest expense associated with the Commonwealth convertible notes and the pay down of Commonwealth’s existing revolving credit facility of $35 million. Our pro forma results assume that all the Commonwealth convertible notes have been converted. As of March 30, 2007, approximately $42 million of the Commonwealth convertible notes remain outstanding without delivery of conversion notices.

Pro forma interest expense also reflects adjustments to increase interest expense as a result of two borrowings made by Citizens during the month of December 2006. In December, Citizens issued $400 million principal amount of 7.875 % Senior Notes due 2027 and borrowed $150 million under a term loan agreement at a variable interest rate which is estimated to be 6.75%.

(f)	Represents the estimated income tax effect of the pro forma adjustments calculated using the applicable incremental tax rate.

      5. Pro forma shares outstanding (basic and diluted) have been adjusted to give effect to the issuance in connection with the Merger of 20,702,150 shares of Citizens common stock. Of the approximate 20.7 million shares issued, approximately 15.5 million were released from treasury and the remainder is represented by newly issued shares.

6. Includes in the aggregate approximately $85 million of gain recorded by Citizens and Commonwealth resulting from the proceeds received in the second quarter of 2006 from the dissolution of the Rural Telephone Bank.